A Big Redfin Furlough, With Some Permanent Departures

Forty-one percent of our wonderful agents are leaving Redfin this Friday, together with the wonderful coordinators, recruiters, renovators and others who support those agents. The great majority will go on furlough until September 1, with a transition bonus and health-care benefits through the summer. But we’re also asking some to leave for good, including new hires who hadn’t met a customer or completed their training before our offices closed a month ago.

Lower Pay for Headquarters

The people who build the technology and programs behind our brokerage are staying, albeit with a small number of departures, and a temporary salary cut of 10% - 15%. We’re also canceling these folks’ bonuses for the year. Even at lower pay, we’ll need that team’s best effort to drive demand through our website, so our agent workforce can come back at full strength. We’ll stick with our commitment to pay our remaining agents a higher base salary this spring, so that everyone still working earns a living wage.

Furloughed Employees May Get More in Unemployment Insurance

We’re relieved that the people who have to leave Redfin will also get more support. We decided on this large-scale furlough because fewer people are buying and selling homes, but another factor was the federal government’s $600 weekly contribution to each person’s unemployment insurance.

Of the field folks leaving, we estimate about 75% live in states that will allow them to earn more from unemployment insurance than from Redfin. This estimate assumes every state opts in to the CARES Act; it doesn’t account for those who, because of their work history, may not qualify for unemployment payments, or for the maximum amount of unemployment payments.

This estimate also doesn’t account for how important it is for our workers to feel safe in their jobs. No matter how much unemployment insurance the government pays, letting people go, even temporarily, is an unnatural act that we hate having to do.

Steady Employment in an Up-and-Down Real Estate World

The housing market’s ups and downs have always made it hard to build a caring culture in real estate, with employees earning steady income and benefits. In talking about the prospect of a recession, we always said we’d give up a few points of growth so that we can keep our covenant with our employees.

We still have had to furlough people today because of a downturn, but it wasn’t because we didn’t try to trade growth for job security. Every year, we’ve hired about 25% fewer agents than could be supported by the demand from Redfin.com, so that even if demand fell 25%, our workforce would still be at 100% productivity. Now housing demand is down much more than that.

The Short-Term is Bad. The Long-Term is Good.

It’s hard for any business to prepare for an event of this society-shaking magnitude, but we want to be careful not to conflate our short-term and long-term prospects. Our short-term prospects are glum. But our long-term competitive position is strong. Housing isn’t a fad or a luxury good; demand for a basic need like shelter can only be deferred, and only for so long.

Why We’ll Win

And the only major challenge for our strategy is just to execute it faster. In a world where we all have to conduct commerce virtually, no brokerage has better technology than Redfin. When this pandemic ends, the world will mostly go back to the way it was, but more homebuyers will preview homes online, not just through photos but now via videos and three-dimensional scans. Some may find themselves a few hours from making an offer before meeting an agent. That agent will often be a Redfin agent, available on-demand, in-person or online. The listings that will shine the brightest in this virtual-shopping world will be the homes listed by Redfin agents.

Our Work Is More Important Than Ever

Today is the worst day for Redfin, but the service being performed by the agents and support staff who will remain is more important than ever. Fewer people are selling a home right now by choice. The customers we have left are themselves often going through trauma: we still see newlyweds and newborns, but now more job losses, sickness and divorce. Our customers are packing up one life, and starting another that hopefully turns out better. Their reviews of our agents may be less triumphant than before; their gratitude is certainly more hard-earned. But it’s the intensity of that gratitude that’s now pulsing through our work.

Thank You to Our Employees

The pandemic will end. Redfin, and our whole-hearted but still imperfect efforts to care for our employees, will endure. To those who have been asked to leave Redfin today, thank you. I can’t imagine the grief we’ve caused you. I’m sorry we let you down. We’ll fight like wild animals to bring everyone on furlough back.

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